EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of the 19th day of March, 2015 (the “Effective Date”), is made by and between Westgate-RE LP, a Delaware limited partnership (“Seller”), and Griffin Capital Corporation, a California corporation (“Purchaser”).
R E C I T A L S:
Seller desires to sell the real property commonly known as “Building II at Westgate” and located at 17320 Katy Freeway, Houston, Texas, along with certain improvements located thereon (“Building II”), and Purchaser desires to purchase such real property and improvements. Simultaneously herewith, the parties are entering into that certain Purchase and Sale Agreement substantially in the form of this Agreement (the “Building III Agreement”), with respect to sale of the real property commonly known as “Building III at Westgate” and located at 17325 Park Row Road, Houston, Texas, along with certain improvements located thereon and more particularly described therein (“Building III” and together with Building II, collectively, the “Buildings” and individually, a “Building”).
NOW, THEREFORE, in consideration of the foregoing, the covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.    THE PROPERTY.
1.1    Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire the following (collectively, the “Property”):
1.1.1    Seller's fee interest in those certain parcels of real property (the “Land”) located in Harris County, Texas and more specifically described in Exhibit A attached hereto, together with and including the related property and rights described in this Agreement;
1.1.2    the building, parking areas, improvements, and fixtures located on the Land (the “Improvements”);
1.1.3    all of Seller's right, title and interest to all appurtenant rights to the Land and the Improvements, including without limitation, rights in and to adjoining streets, rights-of-way, strips and gores, water rights and easements (the “Appurtenances”);
1.1.4    all tangible personal property owned by Seller that is used in the operation or maintenance of the Land or the Improvements as follows: (a) security deposits and utility deposits, whether known as of the date hereof or first discovered following the Closing; (b) as-built plans, specifications, and other similar documents and materials to the extent relating to the use, operation, maintenance, repair, construction, or fabrication of all or any portion of the Land or Improvements; (c) all transferable site, landscaping or other permits, applications, approvals, and authorizations to the extent affecting any portion of the Land or Improvements; (collectively, the “Personal Property”), but excluding those certain items of personal property described on Exhibit B attached hereto;
1.1.5    all of Seller's right, title and interest as landlord in and to that certain Office Lease dated as of September 12, 2012, by and between Transwestern Acquisitions, L.L.C., a Delaware limited liability company, as predecessor-in-interest to Seller, and Mustang Engineering, L.P., as predecessor-in-interest to Wood Group Mustang, Inc., a Texas corporation (the “Tenant”), as amended by that certain First Amendment to Lease dated as of February 28, 2013, that certain Second Amendment to Lease dated as of May 9, 2014, and that certain Third Amendment to Lease dated as of June 16, 2014 (as amended, the “Lease”), and any and all other leases, tenancies and rental or occupancy agreements granting possessory rights in, on or covering the Land or the Improvements, together with (a) all guarantees and other agreements entered into in connection therewith, as more particularly set forth on Exhibit C attached hereto (the “Lease Related Documents”), and (b) any and all security deposits and letters of credit relating to the Lease or any Telecommunications Licenses (as defined herein);
1.1.6    to the extent assignable, all of Seller’s right, title and interest in and to all contracts, agreements, guarantees, intangible property, permits, warranties and indemnities, written or oral, if any, affecting the ownership, operation, management and maintenance of the Land, Improvements, Personal Property, and the Lease and the Lease Related Documents (collectively, the “Contracts”);

1.1.7    to the extent assignable, all of Seller's right, title and interest in and to all (i) plans, drawings, specifications, blueprints, and surveys relating to the Land, Improvements, Personal Property, Leases, or Contracts, and (ii) licenses, franchises, certificates, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental or quasi-governmental entity or instrumentality affecting the ownership, operation or maintenance of the Land or the Improvements (collectively, the “Licenses”); and
1.1.8    all of Seller’s interest in the minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all water, water rights and water stock relating to the Land, and all access, air, utility, and solar rights in relation thereto.
2.    PRICE AND PAYMENT.
2.1    Purchase Price. The purchase price for the Property (the “Purchase Price”) is Fifty Seven Million and NO/100 Dollars ($57,000,000.00).
2.2    Payment. Payment of the Purchase Price is to be made as follows:
2.2.1    Purchaser shall make an earnest money deposit with the Escrow Holder (as defined below) in the amount of Five Hundred Thousand and NO/100 Dollars ($500,000.00) (the “Initial Deposit”) within one (1) Business Day of the Effective Date. If Purchaser fails to timely make the Initial Deposit, Seller may terminate this Agreement by providing written notice to Purchaser and Escrow Holder at any time prior to the funding of the Initial Deposit. In the event Purchaser delivers the Approval Notice (as defined below) pursuant to Section 3.4, Purchaser shall deposit with the Escrow Holder an additional sum in the amount of Five Hundred Thousand and NO/100 Dollars ($500,000.00) (individually, the “Additional Deposit” and together with the Initial Deposit, the “Deposit”) within one (1) Business Day of the Approval Date. If Purchaser fails to timely make the Additional Deposit for any reason, Purchaser shall be deemed to have elected to terminate this Agreement, in which event neither party shall have any further rights or obligations under this Agreement, except for those rights and obligations which expressly survive the termination of this Agreement. Upon Closing, the Deposit shall be applied to the Purchase Price.
The Deposit will be placed with and held in escrow with Chicago Title Insurance Company of Los Angeles, located at 725 South Figueroa St., Suite 200, Los Angeles, California, 90017 Attn: Amy Hiraheta (the “Escrow Holder”), in an interest-bearing account at a federally insured banking institution reasonably satisfactory to Purchaser.
2.2.2    At Closing, Purchaser shall deposit or cause to be deposited, with the Escrow Holder, in immediately available funds, the balance of the Purchase Price (i.e. the Purchase Price less the Deposit and any other credits provided Purchaser pursuant to this Agreement), and subject to adjustment for the prorations as provided herein, such other funds as may be necessary in accordance with the terms hereof to pay for Purchaser’s share of closing costs.
2.3    Independent Contract Consideration. The sum of One Hundred Dollars ($100) (the “Independent Contract Consideration”) out of the Initial Deposit is independent of any other consideration provided hereunder and has been bargained for and agreed to as consideration for Purchaser’s exclusive right to purchase the Property, the right to inspect the Property as provided herein, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement and is nonrefundable in all events.
2.4    Closing. Subject to the Extension Option (as defined below), payment of the Purchase Price and the closing hereunder (the “Closing”), will take place pursuant to an escrow closing on or before March 30, 2015 (provided Purchaser does not terminate this Agreement prior to such date) (the “Closing Date”). Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Holder to immediately record the Deed and deliver the other Closing Documents (as defined herein) placed in escrow to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
2.5    All or Nothing Sale. Notwithstanding anything contained herein to the contrary, (i) neither Seller nor Purchaser shall have the right or the obligation to exclude either Building from the transactions described in this Agreement or the Building III Agreement, and (ii) any termination of this Agreement shall constitute a termination of the Building III Agreement.

3.    INSPECTIONS AND APPROVALS.
3.1    Inspections and Due Diligence Information.
3.1.1    Prior to the Effective Date, Seller has provided, and continuing through the Closing Date, Seller shall provide, to Purchaser and its respective affiliates, agents, consultants, accountants, prospective lenders and counsel (collectively, “Purchaser’s Agents”), (i) access at all reasonable times to all of Seller’s contracts, the Lease, Lease Related Documents, books and records and other documents relating to the occupancy, operation, leasing, maintenance and repair of the Property (including, without limitation, such records maintained by or otherwise in the possession of Seller’s property manager, but excluding appraisals, internal valuations and projections, marketing studies (other than with respect to lease marketing), asset management reports to Seller’s ultimate parent entity or attorney-client privileged or other similar proprietary materials), with the right to make photocopies thereof, and (ii) subject to the rights of the Tenant to the quiet enjoyment and exclusive possession of the Tenant’s leased premises, access to the Property at all reasonable times for purposes of conducting (at Purchaser’s expense) any examinations, surveys and tests as Purchaser may reasonably require; provided, however, Purchaser shall not have any right to conduct any drilling, boring or other intrusive or destructive testing of the Property without Seller’s prior consent. On or prior to the Approval Date, Seller shall arrange for an interview between the Purchaser and the “Director of Corporate Real Estate” or another individual in an equivalent position within the Tenant’s organization. In addition thereto, Purchaser shall have the right to conduct interviews of the employees or agents of the Tenant, provided Purchaser provides two (2) Business Days’ advance notice to Seller and Seller is afforded a reasonable opportunity to have a representative present at such additional interviews.
3.1.2    All of Purchaser’s Agents entering onto the Property shall carry not less than Two Million and NO/100 Dollars ($2,000,000.00) commercial liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access and naming Seller and Vector Property Services, LLC as additional insured. Prior to any entry into the Property, Purchaser shall furnish Seller with a certificate of insurance including any applicable policy endorsements in form and substance reasonably acceptable to Seller, evidencing such coverage and further evidencing that such coverage shall not be modified or terminated prior to giving fifteen (15) days written notice to Seller.
3.1.3    In exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their best efforts not to interfere with the operation of the Property. Purchaser shall, at least one (1) Business Day prior to any inspection or entry onto the Property, give Seller notice of its intention to conduct any such inspection of the Property, so that Seller shall have an opportunity to have a representative present during any such inspection.
3.1.4    At all times prior to the Closing, unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that (i) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser's inspection rights and (ii) all information (other than publicly available information) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives (the “Proprietary Information”) is confidential and, subject to Section 11.6 hereof, will not be disclosed to any other person except those assisting Purchaser with the transaction, including, without limitation, Purchaser’s employees, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, Purchaser's existing or potential investors or Purchaser's potential lenders, and then only upon Purchaser making such persons aware of this confidentiality restriction. Further, at all times, and notwithstanding anything to the contrary set forth above, Purchaser or any sponsored entity of Purchaser may disclose any of such information if required in litigation (whether arising out of this Agreement or otherwise) or if required by law (including, without limitation, any rule or regulation of the Securities and Exchange Commission). Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase. If the Closing does not occur and provided Purchaser is reimbursed by Seller for the out-of-pocket costs incurred by Purchaser in connection with the Third Party Reports (defined below), (a) Purchaser shall deliver to Seller, without representation or warranty, a copy of all final third party reports and other material information regarding the Property generated by Purchaser or third party agents of Purchaser in connection with Purchaser’s inspection rights (collectively, the “Third Party Reports”), except to the extent any such third party report or other material information is privileged or proprietary to the business decisions or business judgment of Purchaser, or subject to other restrictions with respect to disclosure, and (b) return to Seller, or cause to be returned to Seller, within ten (10) Business Days after written request therefor, all Proprietary Information delivered to Purchaser by Seller.

3.1.5    Purchaser shall, at its sole cost and expense, promptly restore to a substantially similar state any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser. All inspections shall be conducted at Purchaser's sole cost and expense and in strict accordance with all requirements of applicable law.
3.1.6    Except as specifically set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property. Any materials that Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it will rely solely on its own independently developed or verified information.
3.1.7    Purchaser shall indemnify, hold harmless, and defend Seller, Seller’s members, partners, affiliates, and the managers, shareholders, directors, officers, attorneys, employees, and agents of each of them (each, a “Seller Indemnitee”, and collectively, the “Seller Indemnitees”) from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys’ fees and costs (“Loss”), arising out of a breach of this Section 3.1 by Purchaser in connection with Purchaser’s inspection of the Property, or otherwise arising from the exercise by Purchaser or the inspecting parties of the right of access under this Agreement, even if the Loss is alleged to have been caused by the negligence of SELLER OR A Seller Indemnitee, but not if such Loss is caused by the sole negligence or gross negligence of SELLER OR ANY Seller IndemnITEE.
3.1.8    Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property by or on behalf of Purchaser. If any such lien at any time is filed, Purchaser shall cause the lien to be discharged of record within fifteen (15) Business Days thereafter by satisfying the obligation for which the lien is recorded or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond that releases the lien of record.
3.1.9    Notwithstanding any other term of this Agreement, the provisions of Section 3.1.7 shall survive Closing or the termination of this Agreement, and Sections 3.1.4, 3.1.5, 3.1.8 and 4.7 will survive termination of this Agreement.
3.2    Title and Survey.
3.2.1    Seller has provided Purchaser with a current title commitment (the “Title Commitment”), for an owner’s title insurance policy issued by Charter Title Company for Chicago Title Insurance Company, 4265 San Felipe, Suite 350, Houston, TX 77027, Attn: Kim Lavern, Email: klavern@chartertitle.com ( the “Title Company”), covering title to the Land, Improvements and Appurtenances, together with legible copies of each of the documents underlying the title exceptions listed therein. Seller has delivered to Purchaser the following survey applicable to the Land and Improvements: Survey prepared by Terra Surveying Co., Inc. as Project No. 2540-1201-S, dated August 13, 2014 (the “Current ALTA Survey”); however, Purchaser may obtain an update to the Current ALTA Survey (the “Updated ALTA Survey”) at its sole cost and expense (collectively, the existing survey and, to the extent applicable, the Updated ALTA Survey, are referred to herein as the “Survey”). Purchaser will have until 5:00PM Central Time on the Effective Date (the “Title Notice Date”), to provide written notice to Seller (the “Title Notice”), of any matters shown in the Title Commitment or Survey that are not satisfactory to Purchaser (“Title Objections”). Seller will have three (3) Business Days thereafter in which to elect to cure the Title Objections. Seller shall have no obligation to cure any Title Objection unless Seller expressly undertakes such an obligation by a written notice to Purchaser. If Seller does not elect to cure or fails to cure a Title Objection that it has elected to cure, as its sole remedy, Purchaser will have the right to terminate this Agreement and receive a refund of the Deposit. If Purchaser does not so terminate, the Title Objections which Seller has expressly elected not to cure (but excluding any Title Objections which Seller expressly undertakes to cure yet fails to cure prior to the Closing) will be deemed to have been approved by Purchaser. Notwithstanding the foregoing or anything else in this Agreement to the contrary, prior to the Closing, Seller shall, at its sole cost and expense, remove from title or bond over in accordance with applicable law any (a) deeds of trust securing loans made to Seller, (b) delinquent real property taxes and assessments, and (c) mechanics’ liens, judgment liens, or other monetary liens caused or permitted by Seller (collectively, “Monetary Liens”).

3.2.2    In the event that any conditions or exceptions to title arise or are first disclosed to Purchaser after the Approval Date (other than conditions or exceptions permitted hereunder or caused by Purchaser or Purchaser’s Agents), irrespective of whether such conditions or exceptions to title are first disclosed by the Title Company pursuant to a supplement or amendment to the Title Commitment, or are first revealed in the Updated ALTA Survey or any additional updates thereto, Purchaser shall have five (5) Business Days after delivery to Purchaser of the applicable supplement or amendment, or Updated ALTA Survey or any additional updates thereto, to deliver to Seller a Title Notice setting forth any Title Objections to such new conditions or exceptions. If Purchaser timely delivers the Title Notice, the parties will thereafter have the same rights as set forth in Section 3.2.1 with respect to their rights and obligations after receipt of a Title Notice.
3.2.3    Other than the Monetary Liens, all matters shown on the Title Commitment and the Survey with respect to which Purchaser fails to give a Title Notice on or before the last date for doing so shall be deemed to be approved by Purchaser and a “Permitted Encumbrance.”
3.3    Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Sections 3.2 or 3.4 hereof, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:
3.3.1    All exceptions to title shown in the Title Commitment or matters shown on the Survey that Purchaser has approved or is deemed to have approved pursuant to Section 3.2;
3.3.2    The lien of non-delinquent real property taxes and assessments; and
3.3.3    The rights of the Tenant under the Lease as a “tenant” only without any rights of first refusal or options to purchase all or any of the Property.
Each of the foregoing shall be deemed to be a Permitted Encumbrance.
3.4    Purchaser's Right to Terminate. Purchaser shall have until 5:00 p.m. Central Time on the Effective Date (the “Approval Date”) to deliver written notice to Seller and Escrow Holder of Purchaser’s approval of the Property (the “Approval Notice”). Purchaser’s failure to deliver the Approval Notice shall be deemed Purchaser’s approval of the Property. If Purchaser delivers written notice to Seller and Escrow Holder on or before the Approval Date that it does not approve the Property and that it elects to terminate this Agreement, the Initial Deposit shall be returned to Purchaser, and neither party shall have any further obligations under this Agreement except for any provision expressly providing that an obligation survives the Closing or termination of this Agreement (the “Surviving Obligations”).
3.5    Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing or commit to issue a standard Texas form Owner’s Policy of Title Insurance, dated as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as fee simple owner of the Land and the Improvements, subject only to the Permitted Encumbrances and without any exception for mechanics’ and materialmens’ liens (the “Title Policy”).
3.6    “As‑Is” Purchase. The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and as of the Closing. Except as expressly set forth in this Agreement, including, without limitation, the representations and warranties of Seller set forth in Section 5.1 hereof, and any warranty of title set forth in the documents delivered by Seller at Closing (the “Closing Documents”), no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, member, manager, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the physical condition or state of repair of the Property, (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes), (iii) the value, expense of operation, or income potential of the Property, (iv) any other fact or condition that has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof, (v) the state of title to the Property, or (vi) whether the Property contains Hazardous Substances. All understandings and agreements heretofore made between the parties or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express the parties’ agreement. No party may rely upon any statement or representation by the other unless such statement or representation is specifically set forth in this Agreement or the Exhibits attached hereto.
Purchaser waives its right to recover from, and forever releases and discharges Seller and its affiliates, agents, partners, managers, members, and consultants, including without limitation, the managers, partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Releasees”) from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs, or expenses whatsoever (including without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the physical condition of the Property or any Environmental Law. Without limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including without limitation, any Environmental Laws) and, except as otherwise set forth in herein or in the Closing Documents, any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 3.6, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters that are known or disclosed, and Purchaser hereby waives any and all rights and benefits that it now has or in the future may have conferred upon it by virtue of the provisions of federal, state, or local law, rules, and regulations. Purchaser agrees that should any cleanup, remediation, or removal of Hazardous Substances or other environmental conditions on or about the Property be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller. The provisions of this Section 3.6 shall survive the Closing and not be merged in the Deed.
Notwithstanding anything to the contrary set forth in this Section 3.6, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller’s representations or warranties set forth in this Agreement, (ii) any other breach by Seller of an express obligation of Seller under this Agreement, or (iii) any claims by a third party (which is not affiliated with Purchaser) against Purchaser for breach of contract, breach of lease, personal injury, death or damage to tangible personal property based on events that occurred prior to the Closing, but only to the extent not otherwise caused by any act or omission of Purchaser or any of Purchaser’s Agents.
4.    SELLER'S COVENANTS FOR THE PERIOD PRIOR TO CLOSING.
4.1    Insurance. Commencing on the Effective Date, Seller shall keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on, or about the Property.
4.2    Prohibited Activities. During the period commencing on the Effective Date through the earlier of: (i) the Closing Date or (ii) the date of termination of this Agreement, without the prior written consent of Purchaser, Seller shall not: (a) enter into any lease of the Property without Purchaser’s prior written approval, (b) amend, modify, or alter the Lease, waive any material obligation or duties of Tenant or grant or deny any material consent requested of Seller under the Lease, (c) enter into or amend any Contract or agreement relating to the Property that will be binding on Purchaser after the Closing, provided that Seller shall have the right to enter into service contracts in the ordinary course of business on competitive terms and conditions so long as such contracts are terminable upon not more than thirty (30) days’ notice without penalty or default, or (d) enter into or effect any transfer, sale, lien, encumbrance, assignment or conveyance of the Property, or any part thereof, or execute any easement, covenant or restriction that will encumber title to the Property. With respect to any matter submitted to Purchaser for Purchaser’s approval pursuant to this Section 4.2, (i) Purchaser’s approval or disapproval shall be provided within three (3) Business Days following Purchaser’s receipt of any such request, (ii) prior to the Approval Date, Purchaser shall not unreasonably withheld, condition or delay its consent, and (iii) following the Approval Date, Purchaser’s consent may be withheld in Purchaser’s sole and absolute discretion. If Purchaser does not give written notice disapproving a submitted item within such period, Purchaser shall be deemed to have approved the matter. Notwithstanding the foregoing, prior to the Closing, Seller may enter into that certain (i) Agreement Regarding Signage, and (ii) letter agreement regarding improvements, each in the respective form attached hereto as Exhibit P (collectively, the “Mustang Agreements”).
4.3    Maintain the Property. Seller shall (a) maintain the Property substantially in the condition in which it existed on the Effective Date, normal wear and tear and damage by casualty excepted, (b) operate the Property in the ordinary course and consistent with Seller’s past practices, and (c) perform when due, and otherwise comply with, all of Seller’s obligations and duties under the Lease, the Lease Related Documents, the Management Agreement and any other Contracts.
4.4    Estoppel Letters. On or before the date which is two (2) Business Days prior to the Closing Date, Seller shall use commercially reasonable efforts to deliver to Purchaser, executed estoppel letters from each of (i) the Tenant, in the form of Exhibit K attached hereto (the “Tenant Estoppel Letter”), (ii) the Westgate Building Owners’ Association, Inc., a Texas not-for-profit corporation (the “Westgate Association”), in the form of Exhibit L attached hereto (the “Westgate Estoppel Letter”), and (iii) the Park Ten Community Association, Inc., a Texas not-for-profit corporation, in the form of Exhibit M attached hereto (the “Master Association Estoppel Letter” and together with the Westgate Estoppel Letter and the Tenant Estoppel Letter, the “Estoppel Letters”). It shall be a condition precedent to Purchaser’s obligation to purchase the Property as set forth in this Agreement (the “Estoppel Condition”) that Purchaser obtain the Estoppel Letters on or before two (2) Business Days prior to the Closing Date (the delivery of the executed Estoppel Letters may be in electronic form provided that an original of each Estoppel Letter is delivered to Purchaser prior to the Closing). Seller’s failure to satisfy the Estoppel Condition shall not constitute a default by Seller under this Agreement. In the event of such failure, Purchaser’s sole remedy shall be either to: (a) terminate this Agreement and obtain a refund of the Deposit or (b) waive the Estoppel Condition and proceed with the Closing. To the extent that an Estoppel

Letter is a Non-Complying Estoppel Letter (as defined below), Purchaser shall have two (2) Business Days after receipt of such Non-Complying Estoppel Letter to approve or disapprove the Estoppel Letter so received (and the failure to timely do so shall constitute disapproval thereof). In the event Purchaser disapproves of a Non-Complying Estoppel Letter in accordance with the foregoing, Purchaser shall be entitled to terminate this Agreement and obtain a refund of the Deposit. A “Non-Complying Estoppel Letter” shall be an Estoppel Letter that (a) discloses material adverse economic terms of, with respect to the Tenant Estoppel Letter, the Lease or any Lease Related Document, with respect to the Westgate Estoppel Letter, the Westgate Declaration, and with respect to the Master Association Estoppel Letter, the Master Declaration, that, in any case, were not disclosed in writing or known to Purchaser in the Lease, the Lease Related Documents, the Westgate Declaration, the Master Declaration, or in this Agreement, as applicable, prior to the Approval Date, (b) alleges a material default of Seller (as “landlord”) under the Lease or any Lease Related Document, (c) alleges a material default of Seller (as “Declarant”) under the Westgate Declaration, (d) alleges a material default of Seller (as an “Owner”) under the Master Declaration, or (e) discloses a material dispute between the Seller and the Tenant in connection with the Lease, or Seller and any other party in connection with the Westgate Declaration or the Master Declaration, as applicable.
4.5    SNDA. To the extent requested by Purchaser, Seller shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement in the form attached to the Lease as Exhibit “H” thereto (the “SNDA”). Tenant’s execution of the SNDA is not a condition precedent to Purchaser's obligations hereunder.
4.6    Termination of Agreements. Effective on or before the Closing Date, Seller shall terminate, at Seller’s cost, any service contracts and leasing agreements to which it is a party with respect to the Property.
4.7    3-14 Audit. Following Closing, Seller shall provide to Purchaser, at Purchaser’s expense, copies of, or shall provide Purchaser access to, such operating statements with respect to the Property as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or its affiliates) to prepare a property level review (“Operating Statements”). Such information shall include, if available, an income statement and balance sheet data for the Property for a period beginning January 1 of the year prior to closing the acquisition through the Closing, if available. Without limiting the generality of the foregoing, (i) Purchaser or its designated independent accountant (Ernst and Young or any successor accounting firm) may review Seller’s Operating Statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation, if in Seller’s possession, as Purchaser or its accountant may reasonably request in order to perform such review (provided that in each instance where the Purchaser may need to access any consolidated records of Seller, Seller shall not be required to provide any consolidated records other than in redacted form sufficient for the accountant to verify information contained in the financial statements of the Property); provided, however, that the foregoing obligations of Seller shall be limited to providing such information and documentation as may be in the possession of, or reasonably obtainable by, Seller, at no cost to Seller, at such times as Seller can reasonably deliver the information and documentation and in the format that Seller has maintained such records (and further subject to tenant confidentiality requirements and the limitations regarding verifications in consolidated records described above), and further, in no event shall Seller be required to deliver to Purchaser, or allow Purchaser access to, any information that Seller deems privileged or proprietary. Furthermore, any information or documentation provided by Seller to Purchaser pursuant to this Agreement or otherwise shall be delivered without any representations or warranties, including without limitation any representations or warranties as to accuracy or completeness thereof. Purchaser shall reimburse Seller on demand for all costs and expenses incurred by Seller in performing its obligations under this Section 4.7, and such reimbursement obligation shall survive the termination of this Agreement.
4.8    Property Management Agreement. Building II and Building III are managed by Tenant pursuant to that certain Management Agreement dated February 1, 2014. As a condition precedent to Purchaser’s obligations hereunder, Seller will obtain termination of said Management Agreement and enter into a separate management agreement with Tenant to manage the Property in the form of Exhibit Q attached hereto.
5.    REPRESENTATIONS AND WARRANTIES.
5.1    By Seller. Seller represents and warrants to Purchaser as follows:
5.1.1    Organization and Authority. Seller is a duly formed and validly existing limited partnership organized under the laws of the State of Delaware and is qualified to transaction business under the laws of the State of Texas. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law and has obtained all necessary consents, to execute and deliver this Agreement and will, by the Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement. This Agreement and the Closing Documents are, or will be when executed and delivered by Seller, legally binding on, and enforceable against, Seller, in accordance with their respective terms.

5.1.2    Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller, or any partner of Seller, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof.
5.1.3    No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller is bound.
5.1.4    Litigation. There is no litigation, arbitration, or other legal or administrative suit, action, proceeding or investigation of any kind pending with respect to the Seller or the Property, or to the knowledge of Seller, threatened in writing against or relating to Seller or the Property or any part thereof.
5.1.5    Condemnation/Zoning. Seller has received no written notice from any governmental authority of any pending or contemplated condemnation or change of zoning affecting the Property.
5.1.6    Code Compliance. Seller has received no written notice of any violation with regard to the Property that has not been cured with respect to any and all federal, state or local laws.
5.1.7    Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
5.1.8    Leases. Seller has delivered to Purchaser a correct and complete copy of the Lease, all amendments thereto and any related documents or agreements. Seller is "landlord" or "lessor" under the Lease and is entitled to assign to Purchaser, without Tenant's consent, the Lease at Closing. Seller has not (i) delivered to Tenant a written notice of default under the Lease, (ii) received any written notice from Tenant asserting (X) any default under the Lease, or (Y) any claim of offset or other defense in respect of its or Seller's obligations under the Lease.
5.1.9    Leasing Costs. Seller has not entered into any, and there are no, leasing commission agreement that have outstanding obligations for payment of commissions by the landlord that shall be binding on Purchaser. Other than as set forth in Exhibit E and Exhibit P attached hereto, no tenant improvement costs, brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the Lease, and any and all payments owed to the Tenant pursuant to the Lease, including the Tenant Additional Rent Abatement (as defined in the Lease) and the Construction Allowance (as defined in the Lease), whether due now or at any time following the Closing, have been or shall be paid by Seller to Tenant on or prior to the Closing, but not including tenant improvements or leasing commissions with respect to any renewals or extensions of the Lease. Other than as set forth in Exhibit E attached hereto, Tenant is not entitled to any outstanding free rent or other forms of rent abatement.
5.1.10    Title. Tenant has waived its right of first refusal to purchase the Property as set forth in the Building III Lease (as defined below) (the “Tenant ROFR”) with respect to Purchaser’s acquisition of the Property pursuant to this Agreement. Except for the Tenant ROFR, Seller has not entered into any outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. Subject to the Lease, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property. As used herein, the term “Building III Lease” means that certain Office Lease dated as of September 12, 2012, by and between Transwestern Acquisitions, L.L.C., a Delaware limited liability company, as predecessor-in-interest to Seller, and Mustang Engineering, L.P., as predecessor-in-interest to Tenant, as amended by that certain First Amendment to Lease dated as of October 10, 2014.
5.1.11    Occupancy. Except for (i) the Lease or (ii) the telecommunications licenses, riser management agreements or rooftop contracts set forth on Exhibit D (the “Telecommunications Licenses”), there are no persons in possession or occupancy of the Property, or any part thereof nor any persons who have possessory rights with respect to the Property or any part thereof that will continue after Closing.
5.1.12    Covenants, Conditions and Restrictions. Seller has not received any written notice from any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any restrictions or covenants recorded against the Property, including, without limitation the Westgate Declaration (as defined below) or the Master Declaration (as defined below). As used herein, the term (i) “Westgate Declaration” means that certain Declaration of Easements, Covenants, Conditions and Restrictions for Westgate, dated effective as of November 6, 2014, recorded in the Official Records of the County of Harris, State of Texas (the “Official Records”), as Instrument No. 20150057521, and (ii) “Master Declaration” means, collectively, those certain restrictive covenants contained in that certain General Warranty Deed dated effective as of November 16, 1983, recorded in the Official Records as Clerk’s File No. J239616 and that certain Protective Covenants dated effective as of November 16, 1983, and recorded in the Official Records as Clerk’s File No. J239615.
5.1.13    Contracts. Seller has delivered to Purchaser true and complete copies of the Contracts that are in Seller’s possession or control with respect to the ownership, use and/or operation of the Property. Seller has not, within the last year, received any written notice of any material default under any Contract that has not been cured or waived.
5.1.14    Certificate of Occupancy. Seller has not received any written notice of suspension or cancellation of any certificates of occupancy.
5.1.15    Liens. There are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress and ordered by Seller, including, but not limited to, water, sewage, street paving, electrical or power improvements, but not including any work ordered, authorized, or performed by Tenant. There are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased by Seller in connection with the Property which will not be paid by or at the Closing.
5.1.16    Environmental Matters. Seller has not received any written notice of the violation of any law relating to Hazardous Substances that has not been cured. As used herein, the term “Hazardous Substances” means any hazardous or toxic materials, substances or wastes, subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq., or any other similar federal, state or local laws, regulations, rules or ordinances relating to environmental matters (collectively, “Environmental Laws”).
5.1.17    Bankruptcy. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.
5.1.18    OFAC. Neither Seller, nor, to Seller’s knowledge, any of its affiliates, nor any of their respective employees, officers, directors or other agents acting in any capacity in connection with the transactions contemplated by this Agreement is or will be (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or under any similar statute, executive order or other similar governmental action, including those named on OFAC’s Specially Designated and Blocked Persons List; (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti-money laundering law.
5.2    By Purchaser. Purchaser represents and warrants to Seller as follows:
5.2.1    Organization and Authority. Purchaser is a duly formed and validly existing corporation organized under the laws of the State of California. Purchaser possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law and has obtained all necessary consents, to execute and deliver this Agreement and will, by the Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement. This Agreement and the Closing Documents are, or will be when executed and delivered by Purchaser, legally binding on, and enforceable against, Purchaser, in accordance with their respective terms.

5.2.2    Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser, or any partner of Purchaser, have the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof.
5.2.3    No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Purchaser is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.
5.2.4    Bankruptcy. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Purchaser’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.
5.2.5    OFAC. Neither Purchaser, nor, to Purchaser’s knowledge, any of its employees, officers, or directors acting in any capacity in connection with the transactions contemplated by this Agreement is or will be (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC, or under any similar statute, executive order or other similar governmental action, including those named on OFAC’s Specially Designated and Blocked Persons List; (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti-money laundering law.
5.3    Mutual. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property, except for Holliday Fenoglio Fowler (“Seller's Broker”). Seller shall pay Seller’s Broker a commission pursuant to a separate written agreement with Seller’s Broker. Each party will indemnify, defend and hold the other harmless (including reasonable attorneys’ fees) from the claims of any other brokers claiming by, through or under that party with respect to compensation due in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this Section 5.3 shall survive the Closing.
5.4    Knowledge. Whenever a representation or warranty or other reference is made in this Agreement on the basis of Seller’s knowledge, such representation or warranty is deemed made solely on the basis of the actual, conscious knowledge without investigation of Peter Savoie, the person having responsibility for the asset management of the Property. Peter Savoie is not a party to this Agreement and shall have no personal liability for any warranty, covenant, or obligation hereunder. Whenever a representation or warranty or other reference is made in this Agreement on the basis of Purchaser’s knowledge, such representation and warranty is deemed made solely on the basis of the actual, conscious knowledge without investigation of Louis Sohn, the person having responsibility for the diligence investigation and acquisition of the Property. Louis Sohn is not a party to this Agreement and shall have no personal liability for any warranty, covenant, or obligation hereunder.
5.5    Survival and Limitation of Representations and Warranties. The representations and warranties made by Seller hereunder shall survive for seven (7) months and fifteen (15) days following the Closing (the “Survival Period”). Purchaser shall have up to two (2) years after the Closing in which to bring an action against Seller for breach of a representation or warranty first discovered by Purchaser after the Closing, provided that Purchaser shall have first notified Seller of such breach in writing within the Survival Period. Seller shall have no liability for breach of any representation or warranty for which notice is received by Seller after the Survival Period.
5.6    Pre-Closing Discovery of Violations. No change in the condition or matters that are the subject of any of the representations and warranties made by Seller shall constitute a default by Seller or except as set forth in this Section 5.6, affect the obligations of Purchaser under this Agreement, or give rise to any claim by Purchaser. If prior to the Approval Date, Purchaser has knowledge that any of Seller’s representations and warranties were untrue in any material respect when made, Purchaser’s sole remedy will be to terminate this Agreement in accordance with the provisions of Section 3.4. If after the Approval Date and prior to Closing, Purchaser has knowledge that any of Seller’s representations and warranties were untrue in any material respect when made and if the representation or warranty has not been made true on or before the Closing Date, then Purchaser, as its sole remedy, may either: (i) accept a modification of Seller’s representations and warranties as of the Closing to effect a correction and complete the purchase and sale of the Property in accordance with the terms of this Agreement, which shall be deemed to be a waiver of Purchaser’s right to recover for breach of any representation and warranty or (ii) elect to terminate this Agreement in accordance with Section 10.2, clause (i) and receive a return of the Deposit and, subject to the Actual Expense Limit (as defined below), reimbursement of its actual out-of-pocket expenses as set forth in Section 10.2.
5.7    Remedies. Purchaser will have no right to bring any action against Seller for a breach of any representation or warranty of Seller unless Purchaser’s damages in the aggregate exceed Fifty Thousand Dollars ($50,000.00), in which event the full amount of such claims shall be actionable. Purchaser waives any right to seek consequential or punitive damages as a result of Seller's breach of any representations or warranties of Seller. Purchaser waives any right to rescind the transaction following Closing. Subject to Section 10.2, the maximum aggregate liability of Seller for any breach of Seller’s covenants, representations, warranties hereunder and under any of the Closing Documents shall be the amount of Purchaser’s actual damages not to exceed Two Million Dollars ($2,000,000.00) (the “Liability Cap”). The provisions of this Section 5.7 shall survive the Closing.
6.    COSTS AND PRORATIONS.
6.1    Purchaser’s Costs. Purchaser shall pay the following costs of closing the transaction:
6.1.1    The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser;
6.1.2    Any fees due to Purchaser’s lenders;
6.1.3    The cost of any charges for endorsements to the Title Policy, including any charges for endorsements or deletions of exception items and extended coverage, but excluding any charges for the deletions obtained by Seller to cure title defects that it has agreed to cure, and any cancellation charges imposed by the Title Company in the event a title insurance policy is not issued;
6.1.4    One-half of Escrow Holder’s escrow fees;
6.1.5    The cost of the Updated ALTA Survey; and
6.1.6    Any other expenses incurred by Purchaser or its representatives in inspecting or evaluating the Property or closing the transaction.
6.2    Seller’s Costs. Seller shall pay the following costs of closing the transaction:
6.2.1    The cost of the premium for the standard coverage Title Policy in the amount of the Purchase Price, excluding any additional costs for endorsements, but including the cost of any deletions obtained by Seller to cure title defects that it has agreed to cure and any curative endorsements that Seller has agreed to obtain;
6.2.2    The recording fees for the Deed and releases or title curative documents in order to convey title as required hereunder;
6.2.3    The fees and disbursements of Seller’s counsel;
6.2.4    Commissions to Seller’s Broker in connection with the purchase and sale contemplated hereunder in accordance with Section 5.3; and
6.2.5    One-half of Escrow Holder’s escrow fees.
All other costs and expenses incurred in effecting the Closing hereunder shall be paid or shared (as applicable) by Seller and/or Purchaser in accordance with local customs in Harris County, Texas for comparable transactions, as applicable.
6.3    Adjustments and Prorations. Adjustments and prorations with respect to the Property shall be computed and determined between the parties as of 12:01 A.M. Central Time on the Closing Date as follows:
6.3.1    General real estate taxes will not be prorated at Closing. If the final tax bill for 2015 designates the Land as a separate tax parcel, Purchaser will pay all such taxes for 2015 directly to the taxing authority. If the Land is designated on the final tax bill for 2015 as part of a larger tax parcel, then: (i) Seller shall reasonably allocate a share of such taxes to the Land in accordance with the methodology used to allocate taxes to the Land for 2014, to the extent applicable, which allocation will be subject to Purchaser’s reasonable approval (the “Allocated Share”); (ii) Purchaser will pay the Allocated Share thereof directly to Seller within ten (10) Business Days after Purchaser’s approval of the proposed Allocated Share; and (iii) provided that Purchaser has paid the

Allocated Share to Seller as required above, Seller will pay the general real estate taxes for 2015 for the entire tax parcel in which the Land is included on or before the date when due. If Tenant fails to pay or reimburse Purchaser for the Allocated Share paid by Purchaser when due under the Lease, Seller will pay the unpaid amount thereof to Purchaser within ten (10) Business Days of receipt of Purchaser’s written request for such payment. Thereafter, Seller will have all rights of Purchaser under the Lease to collect such unpaid amount from Tenant, but excluding the right to terminate the Lease or initiate any eviction proceedings against Tenant.
6.3.2    All rent and other sums received from the Tenant (“Rents”) shall be prorated. Purchaser shall be entitled to a credit for any Rent payable to Seller before the Closing but applicable to any period of time after the Closing, irrespective of whether such Rent is actually collected by Seller. Other than as set forth in the preceding sentence, uncollected Rent shall not be prorated at Closing. Any prepaid rents for the period following the Closing Date shall be paid by Seller to Purchaser or credited against the Purchase Price at Closing. Purchaser shall apply the Rents collected after the Closing first to the obligations with respect to Rents then owing to Purchaser for its period of ownership, if any, next to reasonable costs of collection, with the balance payable to Seller to the extent of Rents delinquent as of the Closing Date; provided, that Purchaser shall use commercially reasonable diligent efforts to collect any delinquent Rents, but shall not be required to institute any proceeding or incur any material out-of-pocket costs to collect any Rents accrued and unpaid on the Closing Date. Seller acknowledges and agrees that Seller shall not be entitled to commence any suit, disposition or eviction proceeding against the Tenant, except to the extent provided in Section 6.3.1. Notwithstanding anything to the contrary contained herein, all Rents (including any delinquent Rents) received by Purchaser from and after seven (7) months and fifteen (15) days following the Closing shall be the property of Purchaser. Any Rent received by Seller after the Closing for the period of time following the Closing shall be promptly remitted by Seller to Purchaser.
6.3.3    All assessments payable, owing or incurred in connection with the Westgate Declaration or the Master Declaration will be prorated as of the Closing Date.
6.3.4    All amounts payable, owing or incurred in connection with the Property under the Contracts and Telecommunications Licenses to be assumed by Purchaser under the Assignment and Assumption of Contracts and Warranties will be prorated as of the Closing Date.
6.3.5    Seller will be credited for any utility deposits transferred hereunder. All other utility deposits may be withdrawn by and refunded to Seller, and Purchaser will make its own replacement deposits for utilities as may be required by the applicable utilities.
6.3.6    The Deposit will be paid to Seller as a credit against the Purchase Price.
6.3.7    All utility charges that are not separately metered to Tenant will be prorated to the Closing Date. Seller will obtain a final billing therefor and pay any amounts owing for the period prior to the Closing Date. Purchaser will pay any amounts owing for the period on and after the Closing Date. To the extent that utility bills cannot be prorated in the foregoing manner, they will be prorated as of the Closing Date based on the most recent bills available and re-prorated when the final bills are received.
6.3.8    Seller will credit to Purchaser and pay the costs of any and all outstanding tenant improvements, Existing Lease Payments (as defined in Section II(f)(iii) of Exhibit C to the Lease), or other payment obligations or otherwise of landlord due and payable with respect to the Lease, including, without limitation, the items set forth on Exhibit E attached hereto and made a part hereof. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding Existing Lease Payments, which as of the Effective Date is $138,540.00. Seller hereby acknowledges that the actual liability of landlord under the Lease with respect to the Existing Lease Payments may be greater than previously estimated (such excess referred to herein as the “Existing Lease Payments Overage”), and in such event, Seller shall be solely liable for the Existing Lease Payments Overage. The obligations of Seller under this Section 6.3.8 shall survive the Closing and not be merged in the Deed.
6.3.9    Unless provided otherwise hereinabove, such other items that are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date, except that, regardless of custom, there shall be no proration of insurance premiums.
6.3.10    All refunds of taxes with respect to the Property received by Seller before or after the Closing or received by Purchaser directly as a result of Seller protesting and obtaining such Tax Refund (“Tax Refund”) shall be applied (A) first, to Seller, as the case may be, to the extent of reasonable third party expenses incurred by Seller in protesting and obtaining such Tax Refund, (B) second, to Purchaser to the extent that such Tax Refund is required to be paid to (or credited against other amounts payable by) the Tenant, and (C) third, (x) to Seller if such Tax Refund is for any period which ends before the Closing Date and for which Seller is responsible for paying the taxes for such period hereunder (and was not reimbursed by Purchaser or credited amounts pursuant to the proration provisions of this Agreement) and (y) to Purchaser if such Tax Refund is for any period of time for which Purchaser or Tenant is responsible (whether through actual payment or credits at Closing pursuant to the proration provisions of this Agreement) for paying the taxes for such period hereunder. If Seller or Purchaser receives any Tax Refund, then each shall notify the other party and thereafter retain or pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this subsection.
6.3.11    Seller is periodically collecting from Tenant additional rent to reimburse it for, insurance, association expenses, and other operating expenses (collectively, “Pass-Through Charges”) incurred by Seller and not paid directly by Tenant in connection with the ownership, operation, maintenance, and management of the Property. To the extent such Pass-Through Charges are payable by Tenant on an estimated basis, then the Pass-Through Charges shall be reconciled against actual charges and expenses as of and at the Closing, to the extent then possible, and Seller shall provide a proposed reconciliation for Purchaser’s approval. Purchaser shall have a period of up to one (1) year following the actual Closing Date to provide Seller with a final reconciliation of the Pass-Through Charges. If the final reconciliation shows that Seller owes Purchaser additional sums, Seller shall deliver such amount to Purchaser, together with the delivery of the final reconciliation of the Pass-Through Charges. If the final reconciliation shows that Purchaser owes Seller additional sums, Purchaser shall pay such amount to Seller within ten (10) days after Purchaser’s receipt of the final reconciliation. Other than as set forth above, there shall not be any further reconciliation of such Pass-Through Charges after the final reconciliation thereof, the proration of such Pass-Through Charges pursuant to the final reconciliation approved by Seller being conclusively presumed to be accurate. After such final reconciliation of the Pass-Through Charges is made by and between the parties, Purchaser shall be solely liable and responsible to the Tenant for such reconciliation of the Pass-Through Charges. The foregoing covenants made by the parties with respect to the final reconciliation of the Pass-Through Charges shall survive the Closing.
6.3.12    The parties hereby acknowledge that, per Section (D)(3) of Article IV of the Lease, Tenant is entitled to a reimbursement from landlord of costs incurred by Tenant in connection with Tenant contesting ad valorem taxes for the calendar year immediately following the calendar year of the sale of the Property. In connection therewith, at Closing, Purchaser shall receive a credit against the Purchase Price in the amount of Forty Thousand and NO/100 Dollars ($40,000.00).
The obligations of Seller and Purchaser under this Section 6.3 shall survive the Closing and not be merged in the Deed.
7.    DAMAGE, DESTRUCTION OR CONDEMNATION.
7.1    Casualty. In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller shall promptly notify Purchaser of such fire or other casualty. If the fire or other casualty causes material damage to the Property, then Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the fifteenth (15th) day after Purchaser’s receipt of such notice, or (ii) the Closing Date, to either: (a) close the transaction contemplated by this Agreement and receive (x) all insurance claims and proceeds payable to Seller as a result of such fire or other casualty (to be paid or assigned to Purchaser at Closing) and (y) a credit against the Purchase Price in the amount of the deductible for any applicable insurance policies under which proceeds are to be paid to Purchaser or (b) terminate this Agreement and receive a return of the Deposit in which case the parties shall have no further obligations hereunder except for the Surviving Obligations. If the damage to the Property by fire or other casualty prior to the Closing Date is less than material, then, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, and Seller shall have the right to elect to either (A) repair and restore the Property if such repair or restoration can be completed prior to the Closing Date or (B) to assign and transfer to Purchaser on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty in which case Purchaser will receive a credit against the Purchase Price in the amount of (1) the deductible for any applicable insurance policies under which proceeds are to be paid to Purchaser, plus (2) a sum equal to the cost to repair any uninsured damage. The provisions of this Section 7.1 shall survive the termination of this Agreement. For purposes hereof, the term “material” shall be deemed to be a damage or destruction which (a) is in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), (b) is greater than five percent (5%) of the rentable square feet of the Improvements, (c) permanently, adversely and materially impairs the current use of the Property, (d) materially interferes with the Property’s ingress and egress, (e) would result in a reduction in the number of parking spaces at the Property, or (f) permits the Tenant to exercise any termination right under the Lease or reduce its regularly scheduled payments of rent as a result of such damage or destruction.

7.2    Condemnation. If prior to the Closing Date, all or any portion of the Property is taken by condemnation or a conveyance in lieu thereof, or if notice of a condemnation proceeding with respect to the Property is received by Seller (a copy of which notice shall be immediately delivered by Seller to Purchaser), Seller shall promptly notify Purchaser of such condemnation or a conveyance in lieu thereof. Purchaser may elect, by written notice to be delivered to Seller on or before the fifteenth (15th) day after Purchaser’s receipt of such notice, to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and the parties shall have no further obligations hereunder except for the Surviving Obligations. If Purchaser elects to close this transaction notwithstanding such condemnation or conveyance in lieu thereof, Purchaser shall be entitled to any award due to Seller as a result thereof, and the award will be paid or assigned to Purchaser at Closing.
8.    NOTICES. ALL NOTICES, STATEMENTS, DEMANDS, REQUIREMENTS, OR OTHER COMMUNICATIONS AND DOCUMENTS ("COMMUNICATIONS") REQUIRED OR PERMITTED TO BE GIVEN, SERVED, OR DELIVERED BY OR TO EITHER PARTY OR ANY INTENDED RECIPIENT UNDER THIS AGREEMENT SHALL BE IN WRITING AND SHALL BE EITHER (A) DELIVERED BY HAND, (B) SENT BY A NATIONALLY RECOGNIZED OVERNIGHTED COURIER SERVICE, (C) PREPAID CERTIFIED OR REGISTERED MAIL (AIRMAIL IN THE CASE OF ALL INTERNATIONAL COMMUNICATIONS), RETURN RECEIPT REQUESTED, OR (D) ELECTRONIC MAIL TRANSMISSION, PROVIDED A COURTESY COPY IS SENT TO THE ADDRESSEE PURSUANT TO ANOTHER METHOD SET FORTH IN CLAUSES (A) THROUGH (C) OF THIS SECTION 8, TO THE PARTY OR INTENDED RECIPIENT AT ITS ADDRESS STATED BELOW, OR TO SUCH OTHER ADDRESS AS EITHER PARTY MAY FROM TIME TO TIME HAVE NOTIFIED THE OTHER PARTY IN WRITING AS BEING ITS ADDRESS FOR PURPOSES OF THIS AGREEMENT TO THE EXCLUSION OF ALL PREVIOUSLY APPLICABLE ADDRESSES. SUCH COMMUNICATIONS SHALL BE DEEMED TO HAVE BEEN GIVEN, SERVED, OR DELIVERED UPON DELIVERY (OR UPON REFUSAL OF DELIVERY), PROVIDED, HOWEVER, THAT AN ELECTRONIC MAIL TRANSMISSION RECEIVED ON A DAY WHICH IS NOT A BUSINESS DAY OR, IF ON A BUSINES DAY, RECEIVED AFTER 5:00 PM CENTRAL TIME, WILL BE DEEMED TO HAVE BEEN RECEIVED ON THE SUCCEEDING BUSINESS DAY.
The addresses of the parties are as follows:

SELLER:	WESTGATE-RE LP

Notice Address:	4643 South Ulster Street, Suite 1500
Denver, CO 80237
Attn: Peter W. Savoie
Phone: (303) 773-0369
Email: peter.savoie@millerglobal.com

With a copy to:	Brownstein Hyatt Farber Schreck LLP
410 17th Street, Suite 2200
Denver, CO 80202
Attn: Edward N. Barad, Esq.
Phone: (303) 223-1108/(303) 223-1182
Email: ebarad@bhfs.com

And with a copy to:	Miller Global Properties LLC
4643 South Ulster Street, Suite 1500
Denver, CO 80237
Attn: William L. Lawrence
Phone: (303) 867-2725
Email: William.lawrence@millerglobal.com

PURCHASER:	GRIFFIN CAPITAL CORPORATION

Notice Address:	Griffin Capital Plaza

1520 E. Grand Avenue
El Segundo, CA 90245
Attn: Louis Sohn
Phone: (310) 469-6100
Email: lsohn@griffincapital.com

With a copy to:	Griffin Capital Corporation
790 Estate Drive, Suite 180
Deerfield, IL 60015
Attn: Mary Higgins, Esq.
Phone: (310) 469-6100
Email: mhiggins@griffincapital.com

With a copy to:	Griffin Capital Corporation
790 Estate Drive, Suite 180
Deerfield, IL 60015
Attn: Michael Shlau, Esq.
Phone: (310) 469-6100
Email: mshlau@griffincapital.com

And with a copy to:	Paul Hastings LLP
515 South Flower Street, Twenty-Fifth Floor
Los Angeles, CA 90071
Attn: Alan Weakland, Esq.
Phone: (213) 683-6241
Email: alanweakland@paulhastings.com

ESCROW HOLDER:	CHICAGO TITLE INSURANCE COMPANY

Notice Address:	725 South Figueroa Street, Suite 200
Los Angeles, CA 90017
Attn: Amy Hiraheta
Phone: (213) 488-4373
Email: amy.hiraheta@ctt.com
9.    CLOSING.
9.1    Conditions to Closing.
9.1.1    Purchaser's Conditions to Closing. The obligation of Purchaser to purchase the Property as set forth in this Agreement is contingent upon satisfaction or waiver by Purchaser of all of the following conditions precedent:
(a)    Representations and Warranties. All of Seller’s representations and warranties contained in Section 5.1 shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except for facts or circumstances, the occurrence of which have been consented to or approved in writing by Purchaser. Purchaser shall give written notice to Seller within five (5) days after Purchaser’s knowledge that any representation and warranty of Seller is not true and correct; provided however, Purchaser’s failure to give such written notice shall in no instance constitute a default by Purchaser under this Agreement.
(b)    Seller’s Agreements. Performance by Seller in all material respects of Seller’s obligations under this

Agreement.
(c)    Estoppel Letters. Purchaser shall have received the required Estoppel Letters in the manner described in Section 4.4.
(d)    Title Policy. The Title Company shall be irrevocably committed to issue the Title Policy to Purchaser in accordance with Section 3.5.
(e)    Declaration Amendment. Seller shall have delivered to Purchaser an executed amendment to the Westgate Declaration, in the form attached hereto as Exhibit N (the “Declaration Amendment”).
(f)    Conveyance of Detention Pond. Seller shall have conveyed the Detention Pond (as defined in the Westgate Declaration) to the Westgate Association in accordance with Section 2.4(c) of the Declaration and pursuant to a grant deed in form and substance reasonably satisfactory to Purchaser (the “Detention Pond Grant Deed”).
(g)    Building III Agreement. There shall not be any material default by Seller under the Building III Agreement and all conditions to the Purchaser’s or, if applicable, Westgate III Buyer’s (as defined below), obligation to acquire Building III under such agreement shall have been fully satisfied.
The conditions set forth in this Section 9.1.1 are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall at all times have the right to waive any condition. In the event any of the conditions set forth in this Section 9.1 are not satisfied or waived, Purchaser may, by written notice to Seller, terminate this Agreement, whereupon, the Deposit shall be paid to Purchaser, and all rights and obligations hereunder of each party shall terminate except for the Surviving Obligations; provided, however, if the failure of any condition was the result of a default by Seller, Purchaser shall have its rights and remedies as set forth in Section 10.2.
9.1.2    Seller's Conditions to Closing. The obligation of Seller to sell the Property as set forth in this Agreement is contingent upon satisfaction or waiver by Purchaser of all of the following conditions precedent:
(a)    Representations and Warranties. All of Purchaser’s representations and warranties contained in Section 5.2 shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except for facts or circumstances, the occurrence of which have been consented to or approved in writing by Seller. Seller shall give written notice to Purchaser within five (5) days after Seller’s knowledge that any Purchaser representation and warranty is not true and correct; provided, however, that Seller’s failure to give such written notice shall in no instance constitute a default by Seller under this Agreement.
(b)    _Purchaser’s Agreements. Purchaser shall have performed in all material respects its obligations under this Agreement.
(c)    Building III Agreement. There shall not be any material default by Purchaser or The GC Net Lease (Houston Westgate III) Investors, LLC, a Delaware limited liability company (“Westgate III Buyer”), as applicable, under the Building III Agreement, and all conditions to Seller’s obligation to sell Building III under such agreement shall have been fully satisfied.
(d)    Mustang Deliveries. Tenant shall have executed the Agreement Regarding Signage in the form attached hereto as a part of Exhibit P and delivered an electronic copy thereof to Seller. Seller will use commercially reasonable efforts to satisfy the condition set forth in this Section 9.1.2(d).
The conditions set forth in this Section 9.1.2 are solely for the benefit of Seller and may be waived only by Seller. Seller shall at all times have the right to waive any condition. In the event any of the conditions set forth in this Section 9.1.2 are not satisfied or waived, Seller may, by written notice to Purchaser, terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser (unless the applicable conditions are not satisfied due to a material default by Purchaser under this Agreement, in which case the Deposit shall be returned to the party entitled thereto in accordance with Section 10).
9.2    Seller's Deliveries. Seller shall deliver to the Escrow Holder at least one (1) Business Day prior to the Closing Date the following documents, the delivery of each of which shall be a condition to the Closing:
9.2.1    A duly executed special warranty deed (the “Deed”) to the Property, in the form attached hereto as Exhibit F, subject to the Permitted Encumbrances and other matters subsequently approved by Purchaser.

9.2.2    Intentionally Omitted.
9.2.3    Two (2) duly executed counterparts of the Assignment and Assumption of Lease in the form attached hereto as Exhibit G (“Assignment of Leases”).
9.2.4    (i) Originals (to the extent originals are in Seller’s possession) of all Contracts relating to the Property to be assumed by Purchaser, and (ii) for purposes of Contracts not terminated pursuant to Section 4.6 hereof, two (2) duly executed counterparts of the Assignment and Assumption of Contracts and Warranties in the form attached hereto as Exhibit H (“Assignment of Contracts”).
9.2.5    (i) All books and records at the Property held by or for the account of Seller, including, without limitation, plans and specifications, as available together with a set of keys, as well as all master keys, to the Property, and (ii) originals all documents in the possession and/or control of Seller relating exclusively to the use and/or operation of the Property, including, without limitation, all permits, licenses, approvals, plans, specifications, guaranties and warranties. Notwithstanding the foregoing, the items described in this Section 9.2.5 shall not be delivered through the Escrow Holder but shall be delivered directly by Seller to Purchaser on the Closing.
9.2.6    A duly executed affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit I.
9.2.7    The original Lease, all original Lease Related Documents and Telecommunications Licenses in the possession of Seller, together with a duly executed letter notifying Tenant of the conveyance of the Property in the form attached hereto as Exhibit J.
9.2.8    Two (2) duly executed counterparts of a General Assignment in the form attached hereto as Exhibit O (“General Assignment”).
9.2.9    Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by the Title Company.
9.2.10    The duly executed Declaration Amendment.
9.2.11    The duly executed Detention Pond Grant Deed.
9.2.12    Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens for work ordered by Seller; (ii) parties in possession; or (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property. In addition thereto, to the extent required by the Title Company as a precondition to the issuance of the Title Policy, Seller shall deliver to the Title Company a so-called “gap indemnity” in form and substance satisfactory to the Title Company;
9.2.13    A PDF copy of a duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).
9.2.14    A duly executed letter notifying the Westgate Association of the conveyance of the Property per Section 9.12 of the Westgate Declaration.
9.2.15    As to any warranties for materials and workmanship that are assignable (e.g. roof, HVAC, parking lot-including by way of illustration and not limitation, the roof warranty for materials and workmanship) in Seller’s possession or control (the “Warranties”), copies thereof. Following the Closing, to the extent assignable, and at no cost or expense to Purchaser, Seller shall cooperate with Purchaser as to effectuate an original transfer of the Warranties to Purchaser. The obligation of Seller set forth in the immediately preceding sentence of this Section 9.2.15 shall survive the Closing and not be merged in the Deed.
9.2.16    A duly executed and appropriately notarized original Memorandum of Agreement in the form attached hereto as Exhibit R, to be recorded in the Official Records against the Building I Property (as defined therein).

9.3    Purchaser’s Deliveries. Purchaser shall deliver to the Escrow Holder at least one (1) Business Day prior to the Closing Date, (a) two (2) duly executed counterparts of the Assignment of Leases, Assignment of Contracts and General Assignment, and (b) a PDF copy of a duly executed counterpart of the Closing Statement.
9.4    Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing.
9.5    Insurance. Seller shall terminate its policies of insurance as of the Closing, and Purchaser shall be responsible for obtaining its own insurance thereafter.
9.6    The Blanket Easement. Seller shall, at its sole cost and expense, use commercially reasonable efforts to, cause no later than one (1) year following the Closing, (i) further definition of the easement (the “Existing Blanket Easement”) granted to CenterPoint Energy Houston Electric, LLC, pursuant to that certain Short Form Blanket Easement (3-Phase Overhead and Underground) recorded in the Official Records as Instrument No. 20120556119, in accordance with the terms thereof, and (ii) a release of the Existing Blanket Easement. Purchaser shall reasonably cooperate with Seller, as required, to satisfy Seller’s obligations under this Section 9.6. The obligations of Seller under this Section 9.6 shall survive the Closing and not be merged in the Deed.
10.    DEFAULT AND REMEDIES.
10.1    Purchaser Default. In the event the Closing does not occur as herein provided by reason of any default by Purchaser or if the closing under the Building III Agreement does not occur as a result of a default by Purchaser thereunder or Building III Buyer, as applicable, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement by delivering written notice of termination to Purchaser. Upon such termination, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the Surviving Obligations. Seller and Purchaser agree that the amount of Seller’s damages is not foreseeable in the event of Purchaser's default, that the Deposit is a fair and reasonable amount to be retained by Seller as liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller, and that the liquidated damages do not constitute a penalty or forfeiture.
10.2    Seller Default. If Seller (X) breaches any of its obligations hereunder or under the Building III Agreement, or (Y) defaults under this Agreement or the Building III Agreement, Purchaser may elect as its sole and exclusive remedies hereunder to: (i) terminate the Agreement and recover the Deposit, (ii) waive such breach and proceed to Closing, or (iii) seek specific performance of Seller’s obligation to convey the Property. Purchaser shall have up to two years after the Closing in which to bring the action set forth in Section 10.2, clause (iii) provided that Purchaser shall have first notified Seller in writing of its intent to do so within 60 days following Seller’s failure to convey. Seller shall have no liability for specific performance of Seller’s obligation to convey if such notice is not given within the 60 day period.
Notwithstanding the foregoing or Section 5.7 hereof to the contrary, if specific performance is not available or attainable solely as a result of Seller’s conveyance of the Property or conveyance of a superior right to purchase the Property to any person other than Purchaser on or before the Closing Date in breach of this Agreement (a “Sale in Breach”), then, (i) to the extent such Sale in Breach closes on or prior to May 30, 2015 (the “Threshold Date”), Seller shall be liable to Purchaser for actual damages caused by such action irrespective of the Liability Cap, and (ii) to the extent such Sale in Breach closes following the Threshold Date, irrespective of the Liability Cap, Seller shall be liable to Purchaser for actual damages causes by such action not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00).
In the event Purchaser elects to terminate this Agreement as provided in Section 10.2, clause (i), Seller shall, within fifteen (15) days after receipt of supporting documentation from Purchaser, pay to Purchaser the total actual out-of-pocket costs incurred by Purchaser in connection with this Agreement and the transaction contemplated hereunder, including, without limitation, (i) the costs of Purchaser’s inspection and investigation of the Property, and (ii) the attorneys’ fees incurred by Purchaser in connection with the negotiation of this Agreement, provided that, Seller’s obligation to reimburse Purchaser for such costs shall be limited to an aggregate amount not to exceed One Hundred Thousand and NO/100 Dollars ($100,000.00) (the “Actual Expense Limit”).
11.    MISCELLANEOUS.
11.1    Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.
11.2    Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.
11.4    Assignability. Purchaser shall not be entitled to assign its rights in, to and under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Purchaser shall be entitled to assign its rights in, to and under this Agreement to an Affiliate of Purchaser, Griffin Capital Essential Asset REIT Inc. (“Griffin REIT I”), Griffin Capital Essential Asset REIT II Inc. (“Griffin REIT II”), and/or any entity wholly owned by either Griffin REIT I or Griffin REIT II; in each case without the prior written consent of Seller; provided however (a) no such assignment shall be effective or binding on Seller until notice thereof has been delivered to Seller, (b) the assignee executes and delivers an assignment and assumption agreement in which such assignee assumes all of Purchaser’s rights, duties and obligations under this Agreement, and (c) such assignment will not release Purchaser from its primary obligation for the payment and performance of all obligations of the Purchaser under this Agreement. As used herein, the term “Affiliate” shall mean with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person or partnership or membership interests, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person’s officers, directors, joint venturers and partners. The term “Person” or “person” shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) and “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
11.5    Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.
11.6    Publicity. Seller or Purchaser shall have the right, at Closing, to make a public announcement regarding the transaction described herein, provided that Seller and Purchaser shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld or delayed.
11.7    Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.
11.8    Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs. The provisions of this Section 11.8 shall survive termination and Closing.
11.9    No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.
11.10    Time of Essence. Time is of the essence in this Agreement.
11.11    Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.
11.12    Recordation. Purchaser shall not to record this Agreement or any memorandum hereof.
11.13    Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force or effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller executes this Agreement, the Initial Deposit is received by the Escrow Holder, and a counterpart thereof is delivered to Purchaser, provided such counterpart may be in electronic form.
11.14    No Processing. Without Seller’s prior written consent, until the Closing, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.
11.15    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the State of New York, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Central Time. For purposes hereof, the term

“day” means a calendar day, and the term “Business Day” means any day that is not a Saturday or Sunday on which commercial banks are generally open for business in the State of New York.
11.16    Number and Gender. When necessary for proper construction hereof, the singular of any word used herein shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.
11.17    Limitation of Liability. None of Seller’s partners, members, managers, officers, agents, or employees shall have any personal liability of any kind or nature or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser waives for itself and for anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such personal liability.
11.18    Conflict. In the event of conflict between the terms and conditions of the Access Agreement (as defined below) and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail and control. As used herein, the term “Access Agreement” means that certain Inspection and Indemnity Agreement dated as of February 10, 2015, by and between Seller and Purchaser.
11.19    Exclusivity. Notwithstanding anything to the contrary provided elsewhere herein, Seller acknowledges that neither Seller nor any affiliate, representative, advisor, officer, director, employee or agent of Seller shall enter into, review, respond to or propose any purchase and sale agreements or term sheets regarding the sale of the Property with any party, negotiate with, respond to inquiries from, entertain offers from, or otherwise discuss or deal with any other party regarding the sale of the Property during the period commencing on the date hereof and expiring on the earlier of the date on which this Agreement is terminated or the Closing Date.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:	WESTGATE-RE, L.P.,
a Delaware limited partnership

	By:	Westgate-RE GP, LLC,
a Delaware limited liability company,
its general partner

		By:	/s/ Peter W. Savoie
		Name:	Peter W. Savoie
		Title:	Authorized Signatory

PURCHASER:	GRIFFIN CAPITAL CORPORATION,
a California corporation

	By:	/s/ Michael J. Escalante
Michael J. Escalante
Chief Investment Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Joinder
To further induce Purchaser to enter into this Agreement, Miller Global Fund VII, LLC (“Guarantor”), has executed this Purchase and Sale Agreement solely to evidence its undertaking of Seller’s liabilities (subject to Liability Cap and Section 10.2 hereof) under (i) Section 5.1, (ii) the guaranty of the payment obligations of Seller set forth in Section 6.3.8, and (iii) any other obligations of Seller under this Agreement which survive Closing or under any other agreement executed and delivered by Seller at Closing. Guarantor acknowledges that it is an affiliate of Seller and will receive substantial economic and other benefits from the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement.
Guarantor waives diligence, presentment, protest, notice of dishonor, demand for payment, notice of acceptance of this guarantee, and notices of every kind, and consents to any and all amendments and modifications of this Agreement executed by Seller and Purchaser; it being the intention hereof that Guarantor shall remain liable notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Guarantor. Guarantor agrees that Guarantor’s obligation hereunder shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Seller or its estate in bankruptcy resulting from the operation of any present or future provision of the any applicable bankruptcy law, regulation, or other similar statute. Guarantor agrees that this Guaranty shall inure to the benefit of and may be enforced by Purchaser, its successors and assigns, and shall be binding upon and enforceable against Guarantor and Guarantor’s successors and assigns.

GUARANTOR:	Miller Global Fund VII, LLC, a Delaware limited liability company

	By:	MG Fund VII, LLC, a Delaware limited liability company, its Manager

		By:	/s/ Paul B. Hogan	, its
Paul B. Hogan

Authorized Signatory